Exhibit 26 (l)




                                 April 30, 2004


National Life Insurance Company
National Life Drive
Montpelier, Vermont  05604


Ladies and Gentlemen:

         In my capacity as a consultant to National Life Insurance Company ("National Life"), I have provided actuarial advice concerning: (a) the preparation of Post Effective Amendment No. 7 to a registration statement for National Variable Life Insurance Account filed on Form N-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of Flexible Premium Adjustable Benefit Variable Life Insurance Policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

         It is my professional opinion that:

         (1) The illustrations of Death Benefits, Cash Surrender Values, and accumulated premiums in Appendix A of the prospectus (the "Prospectus") contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and National Life's administrative procedures.

         (2) The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in the illustrations, appear to be materially more favorable to the purchasers, who are male non-smokers of issue age 40 who undergo medical underwriting, than for any other prospective purchaser with different assumptions.

         (3) The illustrations are based on a commonly used rating classification for medically underwritten cases, and premium amounts and ages appropriate for the markets in which the Contract is sold.

                                      Sincerely,

                                      /s/ Kiri Parankirinathan
                                      --------------------------------------
                                       Kiri Parankirinathan, A.S.A., M.A.A.A







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